Exhibit 99.B(d)(29)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

EAM Investors LLC

As of January 11, 2016, as amended October 1, 2023

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		EAM Investors LLC

By:	/s/ James Smigiel	By:	/s/ Derek Gaertner

Name:	James Smigiel	Name:	Derek Gaertner

Title:	Chief Investment Officer	Title:	Chief Operating Officer

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